EXHIBIT 99.1

Contact:	Adam Mazur/Michelle Manoff	Peter Gunnerman
	Rubenstein PR	SulphCo, Inc.
	212-843-8073/8051	775-829-1310
	amazur@rubensteinpr.com	pgunnerman@sulphco.com
mmanoff@rubensteinpr.com

Immediate Release

MICHAEL HEFFNER, FORMER BP EXECUTIVE,
JOINS SULPHCO BOARD

SPARKS, Nev., Feb. 6, 2006 - SulphCo, Inc. (AMEX: SUF) announced that Michael T. Heffner, a former executive with British Petroleum, has joined SulphCo’s board.

Heffner retired from BP in 2001 after 20 years with the company. From 1996 to 2001, he was president of BP Algeria, responsible for overseeing a $5 billion division comprising a petroleum producing property and two natural gas developments in the Middle East. Previously, he served as joint venture manager in Colombia, managing partner relationships with the Colombian State Oil Company and private partners Total and Triton for $2 billion in Colombian oil and gas development. During his career with the company, he also served as BP’s health, safety and environmental manager for the Western Hemisphere.

Prior to BP, Heffner spent ten years with Bechtel Corporation, where he served in a variety of cost, planning and construction roles in the company’s petrochemical division in the U.S. and Canada.

"Over the past year, I have been a keen observer of the progress SulphCo has made in confirming the effectiveness of its Sonocracking™ technology and its industrial application through multiple test results,” Heffner said.  “I believe it is one of the most exciting breakthroughs during my 33 years in the petroleum industry and so I am delighted to be invited to join the board as SulphCo commences the very promising commercialization phase of its business."

“Michael is exactly the right type of addition to SulphCo’s board. He has both big company experience and project experience, and has run major assets on the ground in SulphCo’s key markets,” said Dr. Raad Alkadiri, SulphCo board member and a country risk specialist with the energy advisory firm PFC Energy, Inc. “He understands what is involved in running a major venture in the oil sector.”

Heffner earned his BS degree in chemical engineering from the Georgia Institute of Technology and a masters degree in business from Rice University.

SulphCo’s Sonocracking high-powered ultrasound process upgrades heavy sour crude oils into lighter sweeter crudes by increasing gravity and reducing sulfur, nitrogen and viscosity.

About SulphCo, Inc.
SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company’s technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties.  This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

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